Exhibit 99.1

Mace Closes Transaction to Purchase Growing Online & Digital Media
                Services Company, Linkstar Interactive


    FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--July 23, 2007--Mace Security International, Inc. ("Mace" or the "Company") (Nasdaq Global:
MACE) today announced that it has completed the previously announced acquisition of Linkstar Interactive ("Linkstar") on July 20, 2007. Linkstar is a growing and profitable online and digital marketing company, devoted to bringing proprietary unique consumer goods and services to a wide audience in an e-commerce environment. Linkstar has two business units: (1) PromoPath, an online affiliate marketing business providing digital marketing services to advertising clients;
(2) and the E-Commerce Product Division, a direct response product business that develops consumer products, and markets and sells them on the Internet.

    The acquisition of Linkstar will enable Mace to actively expand the marketing of its security products through online channels. This acquisition also positions Mace with a presence in the online and digital media services industry. The Company will immediately begin developing a new online digital marketing campaign for its innovative less-than-lethal Pepper Gel(TM) personal defense product and several consumer surveillance products. Mace will also focus on the continued growth of Linkstar's two business units.

    Before approving the transaction, Mace's Board of Directors obtained an opinion from SMH Capital, Inc., investment bankers, that the acquisition was fair, from a financial point of view, to Mace. SMH Capital, Inc. is a subsidiary of Sanders Morris Harris Group, Inc., a Nasdaq-listed public company.

    About Linkstar

    Linkstar's management has over 20 years of combined experience in the e-commerce, online and digital media industries.

    Linkstar is a growing and profitable private online and digital marketing company. For the trailing 12 months, Linkstar reported sales of approximately $18.0 million (last twelve months). Linkstar projects that it will generate approximately $24 million in annual sales in 2007. PromoPath represented approximately 78% of Linkstar's total revenue during the first six months of 2007, and Linkstar's e-commerce product sales represented approximately 22% of Linkstar's total revenue during the first six months of 2007.

1. PromoPath: The PromoPath division (www.promopath.com) is an online affiliate marketing company that drives customer acquisitions for advertising clients on the PromoNetwork using the cost-per-action model. PromoPath helps companies create highly effective performance-driven marketing campaigns and provides design, brand and technical support services in order to achieve those goals. PromoPath also provides services for search engine optimization and strategic online banner placement.

     a. PromoPath is partnered with many of the largest publishers to deliver significant reach across many areas of interactive media. PromoPath's advertising clients are typically established direct-response advertisers with well-recognized brands and broad consumer appeal.

2. E-Commerce Product Division: This division is a direct response product business that develops consumer products, and markets and sells them on the internet. This division uses the PromoPath platform to market these products. One of the current product lines is called Synergy Life Sciences, which includes products such as: Vioderm(TM), an anti-wrinkle skin care product (www.vioderm.com) and Purity by Mineral Science(TM), a mineral foundation cosmetic (www.mineralscience.com).

    Linkstar has offices in Pittsburgh, Pennsylvania and San
Francisco, California. Linkstar's Web site is www.linkstarcorp.com.

    Mace will conduct a conference call on Thursday, July 26, 2007 at 1:00 p.m. EDT. The toll free conference call number is (888) 751-6352, and the international conference call number is (706) 902-1438, conference ID: 10816680. There will be access to a tape recording of the teleconference by calling (800) 642-1687 and entering the conference ID: 10816680. This will be available after the teleconference from 5:00 PM EDT, Thursday, July 26, 2007 through 5:00 p.m. EDT, Thursday, August 9, 2007. In addition, a live webcast of the conference call will be available online at www.mace.com. A recording of the teleconference will also be available on the Company's Web site through August 15, 2007.

    During the conference call, management will conduct a presentation about Mace and Linkstar. The presentation will be available for download on the Company's Web site, www.mace.com, on Thursday morning, July 26, 2007.

    Mace Security International, Inc. is a manufacturer of electronic surveillance, security and personal defense products, and an owner and operator of car and truck wash facilities. Additional information about Mace is available at www.mace.com.

    Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. When used in this press release, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "projected," "intend to" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks, known and unknown, and uncertainties, including but not limited to economic conditions, dependence on management, dilution to shareholders, limited capital resources, the effects of weather on the demand for car care services, the effects of rapid growth on Mace and the ability of management to effectively respond to that growth, our ability to achieve operating synergies, our ability to compete against established competitors, regulatory matters, the effects of competition, our ability to obtain additional financing and the ability to successfully integrate Linkstar, the ability of Linkstar's management to leverage Mace's offline logistics expertise and its ability to complete the development and secure market acceptance of new proprietary products. Such factors could materially adversely affect Mace's financial performance and could cause Mace's actual results for future periods to differ materially from any opinions or statements expressed within this press release. Additional discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations are contained under the heading "Risk Factors" in Mace's SEC filings, including its registration statements and its periodic reports on Form 10-K and Form 10-Q. This press release should be read in conjunction with the financial statements and notes contained in Mace's annual reports on Form 10-K and quarterly reports on Form 10-Q.

    CONTACT: Mace Security International, Inc., Fort Lauderdale
             Eduardo Nieves, Jr., Vice President, Marketing &
              Investor Relations
             954-449-1313
             www.mace.com